UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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FIRST POTOMAC REALTY TRUST

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On September 12, 2017, First Potomac Realty Trust filed a Current Report on Form 8-K with the Securities and Exchange Commission containing the following disclosures:

On August 24, 2017, First Potomac Realty Trust (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) with respect to the special meeting of the Company’s shareholders scheduled to be held on September 26, 2017 (the “Special Meeting”) at which shareholders will be asked to, among other things, vote on a proposal to approve the previously announced merger of the Company with GOV NEW OPPTY REIT (“REIT Merger Sub”), a Maryland real estate investment trust and wholly-owned subsidiary of Government Properties Income Trust (“GOV”) (NASDAQ: GOV), a Maryland real estate investment trust, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated June 27, 2017, by and among the Company, First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Company LP” and, together with the Company, the “First Potomac Parties”), GOV, REIT Merger Sub and GOV NEW OPPTY LP, a Delaware limited partnership, majority-owned subsidiary of REIT Merger Sub and wholly-owned subsidiary of GOV (“Partnership Merger Sub” and, together with GOV and REIT Merger Sub, the “GOV Parties”).

As previously disclosed in the Definitive Proxy Statement, three purported federal securities class action lawsuits (collectively, the “Lawsuits”) have been filed against the Company and each of the members of the Board of Trustees of the Company in the United States District Court for the District of Maryland. The first case, Schwartz v. First Potomac Realty Trust, et al., (No. 1:17-cv-2214-CCB), was filed on August 4, 2017; the second case, Sciabacucchi v. First Potomac Realty Trust, et al., (No. 1:17-cv-2245-JKB), was filed on August 8, 2017, and also names the Company LP and the GOV Parties as defendants; and the third case, Geml v. First Potomac Realty Trust, et al., (No. 1:17-cv-2263-CCB), was filed on August 10, 2017. Each lawsuit, which purports to have been brought on behalf of all holders of common shares of beneficial interest of the Company, par value $0.001 per share (the “Common Shares”), generally alleges that the preliminary proxy statement filed by the Company with the SEC on July 31, 2017 failed to disclose material information about the pending merger transaction in violation of the Securities Exchange Act of 1934, as amended. The Schwartz complaint seeks to enjoin the defendants from proceeding with the shareholder vote on the proposed merger transaction or consummating the proposed merger unless and until the Company discloses the allegedly omitted information, in addition to damages allegedly suffered by the plaintiffs as a result of the asserted omissions, as well as attorneys’ fees and expenses. The Sciabacucchi and Geml complaints seek to enjoin the defendants from proceeding with the merger transaction, and seek to compel defendants to disseminate a proxy statement that contains the allegedly omitted information, in addition to rescissory damages, as well as attorneys’ fees and expenses.

The First Potomac Parties and the GOV Parties continue to believe that all allegations in the complaints are without merit, and further believe that no supplemental disclosure is required under applicable laws. However, the Company wishes to make certain supplemental disclosures related to the merger transaction solely for the purpose of mooting the allegations contained in the Lawsuits and avoiding the expense and burden of litigation. Nothing in the supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable law of any of the supplemental disclosures.

Important information concerning the merger transaction is set forth in the Definitive Proxy Statement. The Definitive Proxy Statement is amended and supplemented by, and should be read as part of, and in conjunction with, the information set forth in this Current Report on Form 8-K.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

The Company has agreed to make the following amended and supplemental disclosures to the Definitive Proxy Statement. This supplemental information should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety. Page references in the below disclosures are to the Definitive Proxy Statement, and defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. Without admitting in any way that the disclosures below are material or otherwise required by law, the Company makes the following amended and supplemental disclosures:

1.	The following supplemental disclosure is added after the first sentence of the paragraph on page 50 of the Definitive Proxy Statement under the heading “The Mergers–Opinion of the Company’s Financial Advisor—Financial Analyses—Discounted Cash Flow Analysis.”

Based on these financial forecasts and estimates, the Company’s unlevered free cash flows utilized in such analysis were approximately $22.7 million for the nine months ending December 31, 2017 and approximately $19.4 million, $49.7 million, $58.0 million and $76.7 million for the full fiscal years ending December 31, 2018, December 31, 2019, December 31, 2020 and December 31, 2021, respectively.

2.	The following supplemental disclosure restates in its entirety the penultimate sentence of the paragraph on page 50 of the Definitive Proxy Statement under the heading “The Mergers–Opinion of the Company’s Financial Advisor—Financial Analyses—Discounted Cash Flow Analysis.”

Present values (as of March 31, 2017) of cash flows and terminal values were then calculated by Wells Fargo Securities using a discount rate range of 8.25% to 9.25% derived from a weighted average cost of capital calculation.

3.	The following supplemental disclosure restates in its entirety the penultimate sentence of the paragraph on page 50 of the Definitive Proxy Statement under the heading “The Mergers–Opinion of the Company’s Financial Advisor—Financial Analyses—Dividend Discount Analysis.”

Present values (as of March 31, 2017) of distributable dividends and terminal values were then calculated by Wells Fargo Securities using a selected discount rate range of 10.25% to 11.25% derived from a cost of equity calculation.

4.	The following disclosure restates in its entirety the table and related footnotes on page 52 and continuing to page 53 of the Definitive Proxy Statement under the heading “The Mergers–Certain Unaudited Prospective Financial Information of the Company.”

(in thousands, except per share amounts)	2017E	2018E	2019E	2020E
Pro Rata Cash NOI(1)	$94,090	$95,457	$104,064	$112,044
Cash Component of General and Administrative Expense (After Overhead)(2)	(18,863)	(19,139)	(19,641)	(20,181)
Non-Cash Compensation	(3,334)	(3,334)	(3,334)	(3,334)

Adjusted EBITDA(3)	$71,894	$72,984	$81,089	$88,529
Property Cash Flow/GAAP Adjustments(4)(5)	3,003	4,679	3,909	1,746
Other Income/Expenses(6)	(1,381)	(659)	(1,596)	(1,812)
Interest Expense(7)	(22,766)	(25,038)	(27,203)	(27,235)

Funds from Operations (FFO)(8)	$50,750	$51,966	$56,199	$61,229
Second Generation Capital Costs(9)	(20,738)	(30,405)	(17,112)	(24,027)
Accounting Adjustments(10)	6,095	7,404	8,503	8,167

Adjusted Funds from Operations (AFFO)(11)	$36,107	$28,965	$47,590	$45,368
First Generation Capital Costs(12)	(818)	(8,526)	(14,136)	(6,447)
Redevelopment	(11,540)	(13,778)	—	—
Rent Abatements	(5,744)	(8,112)	(9,522)	(7,489)
Debt Principal Amortization	(3,296)	(2,282)	(2,397)	(2,060)

Cash Available for Distribution (FAD)(13)	$14,709	($3,732)	$21,534	$29,371

(1)	Pro Rata Cash NOI represents the Company’s portion of total revenues, less property operating expenses, which include a market based assumption of overhead allocations, real estate taxes and insurance expenses, straight-line rents and the amortization of lease incentives, cash rent abatements (“Rent Abatements”) and deferred rents. The Company also adjusts for properties that were sold or classified as held-for-sale at the end of the applicable period.

(2)	Includes additional overhead allocations not captured in the market rate assumptions used to calculate Pro Rata Cash NOI. Potential transaction costs related to the mergers are not captured in the projections.
(3)	The Company believes Adjusted EBITDA is a useful measure of its operating performance. Adjusted EBITDA represents Pro Rata Cash NOI adjusted to exclude the cash and non-cash components of general and administrative expense.
(4)	Property Cash Flow Adjustments include the addition of Rent Abatements, net operating income (“NOI”) from assets sold, interest income, sublease income from unused space at corporate headquarters, intercompany eliminations, capitalized taxes and insurance and vacant space improvements costs.
(5)	GAAP Adjustments include straight-line rent, which includes rent abatement amortization, deferred market rent and bad debt expense.
(6)	Other Income/Expenses represents amortization of deferred debt financing fees and capitalized interest expense from redevelopment projects.
(7)	Interest Expense represents cash payments that exclude deferred debt financing fees, capitalized interest expense, and other GAAP adjustments.
(8)	Funds from operations (“FFO”), which is a non-GAAP measure used by many investors and analysts that follow the public real estate industry, represents net income (computed in accordance with GAAP), excluding gains (losses) on sales of rental property and impairments of rental property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may differ from the methodology for calculating FFO, or similarly titled measures, utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. The Company considers FFO a useful measure of performance for a REIT as it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of rental property diminishes predictably over time. However, FFO does not represent amounts available for the Company’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions. The Company’s methodology for computing FFO adds back noncontrolling interests in the income from the Company LP in determining FFO. The Company believes this is appropriate as common partnership units are presented on an as-converted, one-for-one basis for common shares in determining FFO per diluted share.
(9)	Second Generation Capital Costs represent any tenant improvements, leasing commission and capital expenditures not taken into consideration when underwriting the purchase of a property, not incurred to bring the property to operating standard for its intended use, and for properties not currently in redevelopment.
(10)	Accounting Adjustments represent the add back of straight-line rent adjustments, which includes rent abatement amortization, deferred market rent, bad debt expense, stock-based compensation, capitalized construction salaries, non-real estate depreciation and amortization and subtraction of capitalized construction salaries.
(11)	The Company believes Adjusted Funds from Operations (“AFFO”) is a useful measure for comparing its operating performance to other REITs. The Company computes AFFO by adding to FFO the Accounting Adjustments and deducting Second Generation Capital Costs.

(12)	First Generation Capital Costs include tenant improvements, leasing commissions and capital expenditures that were taken into consideration when underwriting the purchase of a property, incurred to bring the property to operating standard for its intended use, and for properties currently in redevelopment.
(13)	The Company believes Cash Available for Distribution (“FAD”) provides insight into the net cash generated, or used, from the operation of its portfolio. This measure allows the Company to gauge its ability to meet dividend obligations using the cash generated from operating its portfolio. The Company computes FAD by deducting from AFFO First Generation Capital Costs (as defined in note (12) above), redevelopment expenditures, cash Rent Abatements, and debt principal amortization.

5.	The following supplemental disclosure is added as a new paragraph immediately after the notes to the table on page 53 of the Definitive Proxy Statement under the heading “The Mergers–Certain Unaudited Prospective Financial Information of the Company.”

In addition to the foregoing unaudited prospective financial information, the Company forecasts reflected a quarterly dividend estimate of $0.10 per share (for the nine months ending December 31, 2017 through the full fiscal year ending December 31, 2019), which estimate was utilized in Wells Fargo Securities’ dividend discount analysis described in “—Opinion of the Company’s Financial Advisor—Financial Analyses—Dividend Discount Analysis.”

6.	The following disclosure restates in its entirety the first paragraph on page 53 (following the notes to the table) of the Definitive Proxy Statement under the heading “The Mergers–Certain Unaudited Prospective Financial Information of the Company.”

Pro Rata Cash NOI, Adjusted EBITDA, FFO, AFFO, FAD and certain other financial data above are “non-GAAP financial measures” as set forth in Item 10(e) of Regulation S-K and should not be considered as alternatives to net income (determined in accordance with GAAP) or as an indication of our performance. None of these non-GAAP measures represents cash generated from operating activities determined in accordance with GAAP, and neither is a measure of liquidity or an indicator of our ability to make cash distributions.

Additional Information and Where to Find It

In connection with the proposed merger transaction contemplated by the Merger Agreement, the Company filed with the SEC, and mailed or otherwise disseminated to the Company’s shareholders, the Definitive Proxy Statement. The Company may file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the Definitive Proxy Statement and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by the Company will be available free of charge on its website at www.first-potomac.com, or by directing a written request to First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, MD 20814, Attention: Investor Relations.

The Company and its trustees and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. You can find information about the Company’s trustees and executive officers in the Company’s definitive proxy statement filed with the SEC on April 6, 2017 in connection with its 2017 Annual Meeting of Shareholders. Additional information regarding the interests of such potential participants was included in the Definitive Proxy Statement and may be included in other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from the Company using the sources indicated above.

Forward-Looking Statements

The forward-looking statements contained in this Current Report on Form 8-K, including statements regarding the proposed merger transaction and the timing of such transaction, are subject to various risks and uncertainties.

Although the Company believes the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that the Company’s expectations will be achieved. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or other similar expressions. Such statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of the Company to differ materially from future results, performance or achievements projected or contemplated in the forward-looking statements. Certain factors include, among others, the ability of the Company to obtain the required shareholder approval to consummate the proposed merger transaction; the satisfaction or waiver of other conditions in the merger agreement; the Company’s or GOV’s ability to consummate the proposed merger transaction; the outcome of the current and any future legal proceedings that have or may be instituted against the Company and others related to the Merger Agreement; the possibility that the anticipated benefits and synergies from the proposed transaction cannot be fully realized or may take longer to realize than expected; the possibility that costs or difficulties related to the integration of the Company’s and GOV’s operations will be greater than expected; operating costs and business disruption may be greater than expected; the ability of the Company, GOV, or the combined company to retain and hire key personnel and maintain relationships with providers or other business partners pending the consummation of the transaction; changes in general or regional economic conditions; the impact of legislative, regulatory and competitive changes; and other risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and described from time to time in the Company’s filings with the SEC.

The risks set forth above are not exhaustive. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. The Company does not intend to, and expressly disclaims any duty to, update or revise the forward-looking statements in this discussion to reflect changes in underlying assumptions or factors, new information, future events or otherwise, after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should not rely upon these forward-looking statements after the date of this communication and should keep in mind that any forward-looking statement made in this discussion, or elsewhere, might not occur.